Exhibit 99.1

Gaming Partners International Corporation Reports Financial Results for the Second Quarter and First Six Months of 2016

Las Vegas, NV (PR Newswire) (August 11, 2016) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the second quarter and six months ended June 30, 2016.

During the second quarter of 2016, the Company had revenues of $20.3 million, compared to revenues of $16.2 million in the second quarter of 2015. During the second quarter ended June 30, 2016, the Company posted net income of $2.1 million, or $0.26 per basic and diluted share, compared to a net loss of $0.1 million, or ($0.02) per basic and diluted share, in the same period in 2015. The increase in our net income for the three months ended June 30, 2016 is primarily due to an increase in casino currency sales in the United States and an increase in sales of RFID solutions in Asia.

During the first six months of 2016, the Company had revenues of $36.4 million, compared to revenues of $34.9 million in the same period of the prior year. During the first six months of 2016, the Company posted net income of $2.0 million, or $0.25 per basic and diluted share, compared to a net income of $1.8 million, or $0.23 per basic and diluted share, for the comparable period of 2015. The increase in net income is primarily due to an increase in casino currency sales in the United States and in Europe and Africa, offset partially by a decline in casino currency sales in the Asia Pacific region.

“We are quite pleased with our sales and net income for the second quarter of 2016. Increased sales of casino currency, RFID solutions and consumables compared to the same period last year drove these improved results,” commented Gregory Gronau, GPIC President and Chief Executive Officer. “Our recent acquisition of Dolphin’s gaming currency assets will help further strengthen our market position in Asia. We have a backlog of $13.1 million in orders from the Asia market, up from $9.1 million at the same time last year. In the United States, the rapid growth of our playing card business is helping to produce higher revenues but has generated operational challenges. In response, we have invested significantly in additional equipment and anticipate the opening of our expanded facilities in the second half of 2016 .”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Gemaco® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; playing cards; table layouts; gaming furniture and table accessories; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; fulfillment of product orders; new products; future share repurchases; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2015, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gregory Gronau, Chief Executive Officer and President

+1.702.384.2425

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share amounts)

	June 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$11,026	$17,788
Marketable securities	1,674	3,503
Accounts receivable, net	11,591	10,677
Inventories	13,402	10,199
Prepaid expenses	726	947
Deferred income tax assets	2,085	1,640
Other current assets	2,708	1,576
Total current assets	43,212	46,330
Property and equipment, net	21,805	14,102
Goodwill	10,292	10,292
Intangible assets, net	2,368	2,505
Deferred income tax assets	644	710
Inventories, non-current	898	670
Other assets, non-current	2,642	2,635
Total assets	$81,861	$77,244

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,619	$4,498
Accrued liabilities	6,154	6,456
Customer deposits and deferred revenue	5,101	2,080
Current portion of long-term debt	1,359	1,343
Income taxes payable	1,107	824
Total current liabilities	17,340	15,201
Long-term debt	7,325	8,002
Deferred income tax liabilities	107	170
Other liabilities, non-current	1,076	83
Total liabilities	25,848	23,456
Commitments and contingencies - see Note 9
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $0.01 par value, none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $0.01 par value, 8,219,577 shares issued and 7,928,594 shares outstanding	82	82
Additional paid-in capital	20,009	20,033
Treasury stock at cost: 290,983 shares	(2,263)	(2,263)
Retained earnings	39,809	37,812
Accumulated other comprehensive loss	(1,624)	(1,876)
Total stockholders' equity	56,013	53,788
Total liabilities and stockholders' equity	$81,861	$77,244

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues	$20,344	$16,249	$36,437	$34,905
Cost of revenues	13,027	11,615	25,152	23,947
Gross profit	7,317	4,634	11,285	10,958

Marketing and sales	1,573	1,384	3,098	3,184
General and administrative	2,519	2,466	4,692	4,882
Research and development	352	311	659	650
Operating income	2,873	473	2,836	2,242
Other income (expense), net	7	(103)	(75)	(68)
Income before income taxes	2,880	370	2,761	2,174
Income tax provision	803	511	764	358
Net income (loss)	$2,077	$(141)	1,997	$1,816

Earnings per share:
Basic	$0.26	$(0.02)	$0.25	$0.23
Diluted	$0.26	$(0.02)	$0.25	$0.23
Weighted-average shares of common stock outstanding:
Basic	7,929	7,929	7,929	7,922
Diluted	8,037	7,929	8,038	8,035